Nicor Gas Company
Form 10-Q
Exhibit 10.4
AMENDMENT NO. 2 TO THE INTERIM COOPERATIVE AGREEMENT

Commonwealth Edison Company (“Edison”), an Illinois corporation, and Nicor Gas (“Nicor”) (formerly known as Northern Illinois Gas Company), an Illinois corporation, (collectively, “Utilities”) hereby modify their Interim Cooperative Agreement of October 28, 1993, as amended, (“Agreement”) by entering into this Amendment No. 2 (“Amendment”) to the Agreement.

WHEREAS, without admitting any liability, the Utilities entered into the Agreement to provide an interim cooperative arrangement for the Utilities to address certain issues at certain former manufactured gas plant (“MGP”) sites in Illinois;

WHEREAS, the Utilities have decided that ten (10) sites should be added to the list of MGP sites on Attachment A to the Agreement (“Site List”);

WHEREAS, the Utilities have decided that other amendments should be made to the Agreement;

NOW, THEREFORE, based on the covenants and mutual promises contained herein, Edison and Nicor agree that, pursuant to Section 16 of the Agreement, the Agreement is modified as follows.

1.	The Site list in Attachment A of the Agreement is amended to include the following MGP sites (collectively, the “Ten Sites”):

Dixon 1 (2nd St.)
Dixon II (River & Perry)
DuQuoin (Chestnut)
Elgin TDC-570-0044
Kenilworth
Mendota (Main St.)
Murphysboro I (Walnut)
Murphysboro II (Big Muddy)
Rockford (Avon & Cedar)
Rockford II (Mulberry)

The Ten Sites are subject to all of the terms of the Agreement, except as otherwise provided in this Amendment. If there is any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall govern.

2.	Section 1.2 is amended as follows:

a)
In the first sentence, delete “unless ninety (90) days before the Utility intends to commence such litigation it sends the other Utility, by telecopy and U.S. mail, written notice of such intent” and replace it with “unless the Utility provides the other Utility at least 90 days prior written notice, by telecopy and U.S. mail, of its intent to commence such litigation”;

b)	In the second sentence, insert “or after” following “on”;

c)	In the third sentence, insert “or after” following “On”.

3.	The following is added as a new Section 2.2 and the current Section 2.2 and 2.3 are renumbered as 2.3 and 2.4, respectively:

a)
The Utilities, or the Coordinator/Utility in connection with its retention of consultants or contractors, from time to time may agree, or have agreed, to provide an indemnity and/or defense to a current owner, consultant, or other third-party involved with an MGP site listed on Attachment A, or to an agent under an agreement to execute manifests in accordance with Section 8(e) below and Attachment D. The indemnification and /or defense obligations that the Utilities or the Coordinator/Utility are required to perform under any written agreement (including all reasonable attorney and consultant fees and expenses) shall be Shared Costs regardless of whether or when such indemnification or defense obligations arise, and regardless of the extent (if any) to which such obligations are associated with investigation or remediation of an MGP site. The indemnification and defense obligations specified in the preceding sentence are hereinafter referred to as “Indemnification Obligations.” The Indemnification Obligations may include, for example, an indemnity to the owner of an MGP site for property damage or personal injury caused during any investigation or remediation, or for any additional investigation or remediation required by a governmental agency beyond that initially performed by the Utilities. Each Utility shall pay 50% of the costs of any kind or nature whatsoever of performing any Indemnification Obligations, subject to the final allocation of Shared Costs between the Utilities pursuant to Sections 4, 5 and 6 of this Agreement. For example, if one Utility is allocated 60% of the Shared Costs for an MGP site, that Utility shall be allocated 60% of any Indemnification Obligations for that site. If, in accordance with the terms of this Agreement governing litigation between the Utilities involving a site on the Site List, the Utilities litigate any issues concerning their respective potential liability for Shared Costs for a site on the Site List, or the allocation of Shared Costs for a site on the Site List, the Indemnification Obligations for such site shall be allocated pursuant to the allocation of Shared Costs resulting from a final judgment in such litigation or settlement or such litigation. Any written agreement that creates any Indemnification Obligations benefiting a third-party (other than a contractor or consultant found to be mutually acceptable under Section 8(a) of this Agreement) that is entered into by either Utility after the date of this Second Amendment to the Agreement shall be executed by both Utilities.

b)
As part of the investigation and/or remediation strategy for an MGP site on the Site List, the Utilities may elect to purchase all or a portion of the site. Title to all sites purchased under this Section 2.2(b) shall be held in an Illinois land trust established with a mutually acceptable land trustee with the Utilities as sole beneficiaries. All costs and liabilities of purchasing and owning the site shall be Shared Costs including, but not limited to, the purchase price, closing costs or fees, taxes, insurance, maintenance, external legal fees and trustee fees directly arising from the purchase or ongoing ownership of the site.

The Utilities shall enter into a property management agreement that shall provide, among other things, that one-half of any and all revenue (e.g. rental or lease payments) derived from the ownership of any site purchased pursuant to this Section 2.2(b) shall be distributed to each Utility on a monthly basis (hereinafter referred to as “MGP Site Revenue”). For any site purchased pursuant to this Section 2.2(b), all MGP Site Revenues distributed before the final allocation of Shared Costs between the Utlities pursuant to Sections 4, 5, and 6 of this Agreement shall be redistributed, and any future MGP Site Revenues shall be distributed, consistent with the final allocation. For example, if one Utility is allocated 60% of the Shared Costs for a purchased former MGP site, that Utility shall be allocated 60% of all past and future MGP Site Revenues. If, in accordance with the terms of this Agreement governing litigation between the Utilities involving a site on the Site List, the Utilities litigate any issues concerning their respective potential liability for Shared Costs for a site on the Site List, or the allocation of Shared Costs for a site on the Site List, the MGP Site Revenue for such site shall be allocated pursuant to the allocation of Shared Costs resulting from a final judgment in such litigation or settlement of such litigation.

4.
The current Section 2.2(b) as amended by Amendment No. 1 to the Interim Cooperative Agreement (“Amendment No. 1”), which Section is renumbered as Section 2.3(b), is amended by deleting the semi-colon and replacing it with “except as provided in Section 2.2;”.

5.	The current Section 3.1(d) (iv) of the Agreement, as added by Amendment No. 1, is deleted and replaced with:

(iv)
any costs of any kind or nature whatsoever that Edison and CIPS incur at any time, if approved by Nicor, to perform indemnification and/or defense obligations under written agreements with the Mutual Life Insurance Company of New York and/or Ares Realty Capital, Inc. concerning in any way whatsoever potential manufactured gas plant materials at the Southtowne Shopping Center;

(v)
any costs of any kind or nature whatsoever that Edison and CIPS incur at any time, if approved by Nicor, to perform indemnification and/or defense obligations under written agreements with consultants, or the current or former owners of all or part of the DuQuoin MGP Site, or land adjacent thereto, concerning in any way whatsoever manufactured gas plant material;

6.	The current Section 3.1(d) (v) of the Agreement, as added by Amendment No. 1, is renumbered as Section 3.1(d) (vi).

7.
Section 3.1 of the Agreement, as amended by Amendment No. 1, is amended by: (1) deleting the period at the end of Section 3.1(d) and replacing it with a semi-colon and the word “and” and adding the following after Section 3.1(d):

e.	all costs incurred for Kenilworth and Rockford (Avon and Cedar) since December 1, 1997;

f.	all costs incurred for Murphysboro II (Big Muddy) since December 1, 1997, minus all amounts ultimately paid by Ameren/CIPS.

8.	Section 6.8, as amended by Amendment No. 1, is amended to read, in pertinent part, as follows:

; provided, however, that such condition shall not apply to the Final Cost Allocation for the Shared Costs for the Four Sites added by Amendment No. 1 and then Ten Sites added in this Amendment No.2. The allocation of Shared Costs for each of the Four Sites and the Ten Sites may range from 0% to 100% for either Utility.

9.	The beginning of the first line of Section 6.8 (a), as amended in Amendment No. 1, shall be amended to read as follows: “Except with respect to the Four and the Ten Sites.”

10.	The fourth line of Section 6.8(b), as amended in Amendment No. 1, shall be amended to read, in pertinent part, as follows: “except with respect to the Four Sites and the Ten Sites”.

11.
Section 8(e) is amended by deleting the current text and replacing it with: each Utility will cooperate, as provided in Attachment D, in the execution of any manifests needed involving the removal of waste;

12.	Section 9 of the Agreement is amended by deleting the period at the end of Section 9(c), replacing it with a semi-colon and then inserting the following:

d)
neither Edison nor Nicor will assert laches against the other in any proceeding regarding possible remediation or investigation (including a cause of action regarding the Utilities’ respective potential liability for Shared Costs for a site or sites on the Site List or the allocation of Shared Costs between the Utilities for a site or sites on the Site List) arising from or relating to any of the sites on the Site List. This waiver shall apply only to sites on the Site List for which the Utilities have agreed to allocate Shared Costs within the meaning of Section 1.1 or Section 3 of the Agreement.

13.	Section 8(f) is amended by deleting the period and replacing it with a semi-colon and the following:

g)
designate a Coordinator/Utility for each site or portion thereof purchased in accordance with Section 2.2(b), and it shall be the Coordinator/Utility’s responsibility to actively manage the Utilities’ ownership interests, subject to the direction of the Management Committee established under Attachment C.

14.	Section 26 of the Agreement, as amended by Amendment No. 1, is amended by deleting it and replacing it with the following:

26.
Certain costs. If the Utilities incur Shared Costs that they agree that they need to incur prior to the approval or disapproval of Amendment No. 1 or Amendment No. 2 to the Interim Cooperative Agreement by the Illinois Commerce Commission (to the extent such approval is required by Section 7-102 of the Public Utilities Act), the Utilities shall act in accordance with Amendment No. 1 or Amendment No. 2 to the Interim Cooperative Agreement with regard to such Shared Costs, including, but not limited to, the condition that each Utility will pay, on an interim basis, 50% of the costs that it agrees to incur for a site.

15.	The following Section 28 is added to the Agreement:

28.
 Terms. Each defined term stated in a singular form shall include the plural form and each defined term stated in a plural form shall include the singular form. The term “consultant” includes “contractor” and the term “contractor” includes “consultant”.

16.	Section 5.2 of Attachment C is amended by inserting the following after the second sentence:

Notwithstanding any other provision of this Agreement, the Utilities recognize that it may be cost efficient and mutually beneficial for the Management Committee to approve the purchase of certain equipment that can be used at more than one MGP site.

17.	Section 2.4 of Attachment C is amended by inserting the following sentence after the last sentence of the current Section 2.4:

All costs that either Utility recovers from a third party, such as pursuant to an indemnification claim against a consultant, in connection with any claims or suits brought against either Utility arising out of operations hereunder shall be distributed between the Utilities, on an interim and final basis, in the same manner that Shared Costs for that site are allocated between the Utilities on an interim and final basis, provided, however, that any recovery by either Utility from an insurance policy of the cost of remediation shall not be considered a claim or suit arising from operations for purposes of this Section 2.4

18.
The effective date (“Effective Date”) of this Amendment shall be the date of the last party to execute this Amendment. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	As hereinabove amended, the Agreement will remain in full force and effect.

IN WITNESS WHEREOF, each Utility designated below enters into this Amendment. Each person signing this Amendment represents and warrants that he or she has been duly authorized to enter into this Amendment by the company or entity on whose behalf it is indicted that the person is signing.

Dated: March 6, 2000                 Party: Commonwealth Edison Company

By: /s/ MARY F. O’TOOLE____________
(Signature)

Mary F. O’Toole             Environmental Services Manager
(Name and Title)

Dated: February 23, 2000             Party: Nicor Gas

By: ___/s/ BRIAN C. ELLIOTT      2/23/00____________
(Signature)

Brian C. Elliott         Vice President______________
(Name and Title)

Attachment D

Waste Manifest Agency Agreement and Procedures

1. Pursuant to Section 8(e) of the Agreement, as amended by Amendment No. 2 to the Interim Agreement, each Utility has agreed to cooperate in the execution of any manifests needed involving the removal of waste from any MGP site listed in Attachment A.

2.  Each Utility may elect to delegate authority on a site-by-site basis to a specific individual(s) employed by either Utility (“Utility Agent”) to execute any manifests needed involving the removal of waste from any MGP site subject to the Interim Agreement. The Utility Agent that executes any such manifests for a particular site shall be employed by the Coordinator/Utility for the site. Each Utility also may agree to delegate agency authority to execute waste manifests on a site-by-site basis to a specific individual(s) employed by the consultant (“Consultant Agent”) previously found to be mutually acceptable pursuant to Section 8(a) of the Interim Agreement for the particular site.

3. This agency authority shall apply only to manufactured gas plant related wastes removed from a site subject to the Agreement at which site the Utilities have agreed to incur costs pursuant to Section 1.1 of the Agreement.

4. To effectuate this agency authority for a particular MGP site, each Utility and, as appropriate, each approved contractor, shall execute a form substantially the same in form and substance as Exhibit 1 (“Delegation Form”). A Delegation Form, substantially the same in form and substance as Exhibit 1, shall be necessary for each MGP site. Each Delegation Form shall include the following:

a. the MGP site covered by the agency authority.

a. the dates upon which the agency authority commences and terminates;

b. the specific names of the individual(s) who are authorized to execute manifests on behalf of the Utilities;

c.	specific directions that the agent execute the manifests as follows: “[insert name] on behalf of Commonwealth Edison Company and Nicor Gas”;

d.
specific directions that any third-party agent ship wastes only to facilities approved, in writing, by the Utilities and only by shipping companies and methods approved, in writing, by the Utilities; and

e.	signatures from personnel of both Utilities who are duly authorized to delegate agency authority to execute waste manifests.

5. The Coordinator/Utility shall be responsible for complying with any and all exception, discrepancy, annual and other reporting obligations associated with shipments covered by this agency agreement regardless of whether the manifests for the site are executed by a Utility Agent or Consultant Agent. At the end of each calendar quarter of each year (i.e., March 31, June 30, September 30 and December 31), the Coordinator/Utility also shall forward copies all manifests executed by the designated disposal facility and returned to the Coordinator/Utility during that calendar quarter.